Exhibit 99.1

Saratoga Investment Corp. Announces Fiscal Third

Quarter 2026 Financial Results

Reports 5.2% Increase in NII Per Share and 0.7% Increase in NAV from Previous Quarter, with NAV Per Share Remaining Stable

Quarterly ROE of 13.5% Generates LTM ROE of 9.7% and Beats the BDC Industry Average of 6.6%

NEW YORK, Jan. 07, 2026 (GLOBE NEWSWIRE) -- (NYSE: SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its fiscal third quarter 2026 ended November 30, 2025.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the three months ended and as of
($ in thousands, except per share)	November 30, 2025	August 31, 2025	November 30, 2024
Assets Under Management (AUM)	1,015,950	995,295	960,093
Net Asset Value (NAV)	413,207	410,500	374,866
NAV per share	25.59	25.61	26.95
Total Investment Income	31,646	30,626	35,879
Net Investment Income (NII) per share	0.61	0.58	0.90
Adjusted NII per share	0.61	0.58	0.90
Earnings per share	0.74	0.84	0.64
Dividends per share (declared)	0.75 *	0.75	0.74 **
Return on Equity – last twelve months	9.7%	9.1%	9.2%
– annualized quarter	13.5%	13.8%	9.5%
Originations	72,122	52,222	84,490
Repayments	54,943	29,824	160,404

*	Actual dividend of $1.00 per share, including the additional special dividend of $0.25 per share declared this fiscal 2026 third quarter in addition with the regular dividend

**	Actual dividend of $1.09 per share, including the additional special dividend of $0.35 per share declared this fiscal 2025 third quarter in conjunction with the regular dividend

Christian L. Oberbeck, Chairman and Chief Executive Officer of Saratoga Investment, commented, “This quarter’s highlights include continued NAV growth from the previous quarter and year with stable NAV per share, an increase in NII of $0.03 per share from the previous quarter, a strong 13.5% return on equity beating the industry, net originations of $17.2 million including three new portfolio companies, and importantly, continued solid performance from the core BDC portfolio in a volatile macro environment.”

“Continuing our strong dividend distribution history, we announced a base dividend of $0.25 per share per month, or $0.75 per share in aggregate for the fourth quarter of fiscal 2026. Additionally, we declared and paid a special dividend of $0.25 per share in the third quarter, fulfilling our fiscal 2025 distribution requirements. Including this special distribution, total dividends declared in fiscal year 2026 are $3.25 per share. Our annualized fourth quarter dividend of $0.75 per share represents a 12.9% yield based on the stock price of $23.19 as of January 6, 2025, offering strong current income from an investment value standpoint. Though we did see an increase in adjusted NII of $0.03 per share from the previous quarter, our third quarter NII of $0.61 per share continues to reflect the impact of the past twelve-month trend of decreasing levels of short-term interest rates and spreads on Saratoga Investment’s largely floating rate assets, as well as continued high levels of repayments. Strong originations outpaced repayments during the third quarter, and the repayment of a $12 million baby bond resulted in our cash position decreasing to $169.6 million, though we still have significant cash available to be deployed accretively in investments or to repay existing debt.”

“During the quarter, we began to see an increase in M&A activity despite continued competitive market dynamics. While our portfolio again saw multiple debt repayments in Q3, we had strong new originations, resulting in net originations of $17.2 million for the quarter. We originated $72.1 million in three new investments and nine follow-ons, as well as closing on new investments in multiple BB and BBB structured credit securities. Our strong reputation and differentiated market positioning, combined with our ongoing development of sponsor relationships, continues to create attractive investment opportunities from high quality sponsors, which is continuing post quarter-end with four new portfolio company investments either closed or in closing in Q4 so far, which further improves our run rate earnings. We continue to remain prudent and discerning in terms of new commitments in the current volatile environment”

“Saratoga’s overall performance is reflected in our key performance indicators this past quarter, including: (i) Q3 ROE of 13.5% generating LTM ROE of 9.7%, beating the BDC industry average of 6.6%, (ii) deleveraging from 160.1% regulatory leverage last year to 168.4% this year, due in part to the NAV increase of $38.3 million during the last twelve months ($374.9 million to $413.2 million), (iii) NAV per share relatively stable at $25.59 per share versus $25.61 per share last quarter, (iv) an increase in AUM of $20.7 million, or 2.1%, to $1.016 billion from the previous quarter, (v) an increase of $0.03 in adjusted NII per share to $0.61 per share versus $0.58 per share last quarter, (vi) net originations of $17.2 million, (vii) EPS of $0.74 per share versus $0.84 per share last quarter, and (viii) dividends of $0.75 per share, up $0.01 per share from $0.74 per share last year.

“At the foundation of our strong operating performance is the high-quality nature, resilience and balance of our $1.016 billion portfolio in the current environment. Where we have encountered significant challenges in four of our portfolio companies over the past two years, we have completed decisive actions and resolved all four of these situations through two sales and two restructurings, with our Zollege investment returning to accrual status last quarter and recently increasing in value. Our current core non-CLO portfolio was marked up, including realized gains, by $2.9 million this quarter, more than offsetting the CLO and JV markdown of $0.4 million, resulting in the fair value of the portfolio increasing by $2.5 million during the quarter. As of quarter-end, our total portfolio fair value was 1.7% below cost, while our core non-CLO portfolio remains 2.1% above cost. The overall financial performance and solid earnings power of our current portfolio reflects strong underwriting in our growing portfolio companies and sponsors in well-selected industry segments.”

“During the quarter, our core BDC net interest margin increased from $13.1 million last quarter to $13.5 million, driven primarily by a $0.5 million decrease in interest expenses reflecting the recent $17 million in baby bond repayments. This quarter’s interest income remained relatively unchanged, benefitting from (i) average non-CLO assets increasing approximately $8.5 million, or 0.9%, to $962.2 million, and (ii) this quarter’s repayments resulting in various accelerated OID recognitions, offset by (i) the absolute yields of the non-CLO BDC portfolio reducing from 11.3% to 10.6% as a result of SOFR rates resetting from earlier reductions combined with the impact of lower yielding new originations during the quarter, and (ii) the timing of new originations and repayments during the quarter. In addition, the full-period impact of the 0.5 million shares issued through the ATM program in Q2, and the partial impact of the additional 0.1 million shares issued in Q3, resulted in a $0.01 per share dilution to NII per share.”

“Though our quarter-end cash position decreased from $200.8 million last quarter to $169.6 million in the current quarter, we have maintained a strong level of cash availability in a very volatile macro environment. This level of cash improves our current regulatory leverage of 168.4% to 183.7%, netting available cash against outstanding debt.”

“Our overall credit quality for this quarter continued to improve to 99.8% of credits rated in our highest category. There is just one investment remaining on non-accrual status, Pepper Palace, which has been successfully restructured, representing only 0.2% of fair value and 0.4% of cost. With 83.9% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio and company leverage is well structured for future economic conditions and uncertainty.”

Mr. Oberbeck concluded, “Despite geopolitical tensions and macroeconomic uncertainty remaining ongoing factors, we began seeing renewed momentum in M&A activity across the market. At the same time, our portfolio continues to perform, and we remain encouraged by the resilience and strength of our business development efforts and pipeline. While broader sentiment towards the private credit market has become increasingly cautious due to a few high-profile bankruptcies, we believe these issues are largely idiosyncratic and not indicative of broader private credit market fundamentals, in addition to these companies not being representative of the lower end of the middle market that we participate in. Supported by our experienced management team, disciplined underwriting, and strong balance sheet, we believe we are well positioned to responsibly grow the size and quality of our portfolio, generate consistent investment performance, and deliver compelling risk-adjusted returns for our shareholders over the long term.”

Discussion of Financial Results for the Quarter ended November 30, 2025:

●	AUM as of November 30, 2025 was $1.016 billion, an increase of 5.8% from $960.1 million as of November 30, 2024, and an increase of 2.1% from $995.3 million as of last quarter.

●	Total investment income for the three months ended November 30, 2025 was $31.6 million, a decrease of $4.3 million, or 11.8%, from $35.9 million for the quarter ended November 30, 2024, and an increase of $1.0 million, or 3.3%, as compared to $30.6 million for the quarter ended August 31, 2025. This quarter’s investment income decreases as compared to last year were due to (i) this past year’s interest base rate decreases, and (ii) lower recent AUM levels, reflecting outsized repayments in the last twelve months. This quarter’s sequential increase is primarily driven by OID accelerations resulting from specific repayments, with the impact of increased AUM offset by lower base rates. Investment income reflects a weighted average interest rate on the core BDC portfolio of 10.6%, down from 11.3% as of August 31, 2025 and 11.8% as of November 30, 2024, with the yield reduction primarily reflecting SOFR base rate decreases over the past year, but also indicative of recent tight spreads experienced on new originations versus historically higher spreads on repaid assets.

●	Total expenses for the quarter ended November 30, 2025, excluding interest and debt financing expenses, base management fees and incentive fees, and income and excise taxes, increased $0.5 million to $3.3 million as compared to $2.8 million for the quarter ended November 30, 2024, and increased $0.8 million as compared to $2.5 million for the quarter ended August 31, 2025. This represented 0.8% of average total assets on an annualized basis, unchanged from 0.8% last quarter and down from 0.9% last year.

●	Adjusted NII for the quarter ended November 30, 2025, was $9.8 million, a decrease of $2.6 million, or 21.3%, from $12.4 million in the quarter ended November 30, 2024, and an increase of $0.7 million, or 7.8% from $9.1 million in the quarter ended August 31, 2025. The increase from last quarter, in addition to the abovementioned changes, reflects the reduction in interest expense on borrowings resulting from the recent repayments of $17 million of private baby bonds.

●	NII Yield as a percentage of average net asset value was 9.5% for the quarter ended November 30, 2025. Adjusted for the incentive fee accrual related to net capital gains, the NII Yield was also 9.5%. In comparison, adjusted NII Yield was 13.3% for the quarter ended November 30, 2024, and 9.0% for the quarter ended August 31, 2025.

●	NAV was $413.2 million as of November 30, 2025, an increase of $38.3 million from $374.9 million as of November 30, 2024, and an increase of $2.7 million from $410.5 million as of August 31, 2025.

●	NAV per share was $25.59 as of November 30, 2025, compared to $26.95 as of November 30, 2024, and $25.61 as of August 31, 2025.

●	Return on equity (“ROE”) for the last twelve months ended November 30, 2025 was 9.7%, up from 9.2% for the comparable period last year, and up from 9.1% for the twelve months ended August 31, 2025. ROE on an annualized basis for the quarter ended November 30, 2025, was 13.5%, up from 9.5% for the comparable period last year, and down slightly from 13.8% for the previous period ended August 31, 2025.

●	The weighted average common shares outstanding for the quarter ended November 30, 2025 was 16.1 million, increasing from 15.8 million and 13.8 million for the quarters ended August 31, 2025 and November 30, 2024, respectively.

Portfolio and Investment Activity for the Quarter Ended November 30, 2025

●	Fair value of Saratoga Investment’s portfolio was $1.016 billion, excluding $169.6 million in cash and cash equivalents, principally invested in 46 portfolio companies, one collateralized loan obligation fund (the “CLO”), one joint venture fund (the “JV”), and 24 BB and BBB CLO debt investments.

●	Cost of investments made during the quarter ended November 30, 2025 were $72.1 million, including three new investments and nine follow-on investments.

●	Principal repayments during the quarter ended November 30, 2025 were $54.9 million, including three full repayments of existing investments, three partial repayments of existing investments and one equity realization, plus debt amortization.

o	For the quarter ended November 30, 2025, the fair value of the portfolio increased by $2.5 million of net realized gains and unrealized depreciation, consisting of (i) net realized gains of $2.1 million on the sale of our Axiom investment equity position, and (ii) $1.0 million of escrow realized gain on our Identity investment, offset by (i) net unrealized depreciation of $0.2 million in our core non-CLO portfolio, including Pepper Palace and Zollege, and (ii) net unrealized depreciation of $0.4 million in the CLO, JV and our BB and BBB CLO debt investments.

o	Since taking over management of the BDC in 2010, the Company has generated $1.34 billion of repayments and sales of investments originated by Saratoga Investment, generating a gross unlevered IRR of 14.9%. Total investments originated by Saratoga are $2.4 billion in 125 portfolio companies.

●	The overall portfolio composition consisted of 83.9% of first lien term loans, 0.8% of second lien term loans, 1.6% of unsecured loans, 5.4% of structured finance securities, and 8.3% of common equity.

●	The weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 9.7%, which was comprised of a weighted average current yield of 10.4% on first lien term loans, 15.6% on second lien term loans, 10.9% on unsecured loans, 9.7% on structured finance securities and 0.0% on equity interests.

Portfolio Update:

●	Subsequent to quarter-end, Saratoga Investment has closed or currently has in closing approximately $89.3 million of new originations in four new portfolio companies and six follow-ons, including delayed draws, and had two repayments of $30.5 million, for a net anticipated increase in investments of approximately $58.8 million.

Liquidity and Capital Resources

Outstanding Borrowings:

●	On November 6, 2025, we entered into a new credit agreement with Valley National Bank (“Valley Credit Facility”) in the initial facility amount of $85.0 million. The proceeds initially drawn of $32.5 million were used to fully repay the outstanding amounts on the existing Encina Credit Facility and terminate that facility with immediate effect. Under the Valley Credit Facility, funds may be borrowed from or through certain lenders at a floating rate per annum equal to Term SOFR plus an applicable margin of 2.85%, with a SOFR floor of 1.00%. This is a borrowing base facility with a term of three years.

●	As of November 30, 2025, Saratoga Investment had a combined $70.0 million in outstanding combined borrowings under its $85.0 million senior secured revolving credit facility with Valley National Bank and its $75.0 million senior secured revolving credit facility with Live Oak.

●	At the same time, Saratoga Investment had $131.0 million of SBA debentures in its SBIC II license outstanding, $39.0 million of SBA debentures in its SBIC III license outstanding, $269.4 million of listed baby bonds issued, $250.0 million of unsecured unlisted institutional bond issuances, two unlisted issuances of $15.0 million in total, and an aggregate of $169.6 million in cash and cash equivalents.

Undrawn Borrowing Capacity:

●	With $90.0 million available under the two credit facilities and $169.6 million of cash and cash equivalents as of November 30, 2025, Saratoga Investment has a total of $259.6 million of undrawn credit facility borrowing capacity and cash and cash equivalents to be used for new investments or to support existing portfolio companies in the BDC and the SBIC.

●	In addition, Saratoga Investment has $136.0 million in undrawn SBA debentures available from its existing SBIC III license.

●	Availability under the Valley National Bank and Live Oak credit facilities can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC II and the BDC will not qualify for SBIC III funding. Overall outstanding SBIC debentures are limited to $350.0 million across all active SBIC licenses.

●	Total Saratoga Investment undrawn borrowing capacity is therefore $395.6 million.

●	As of November 30, 2025, Saratoga Investment had $66.8 million of committed undrawn lending commitments and $71.2 million of discretionary funding commitments.

Additionally:

●	Saratoga Investment has an active equity distribution agreement with Ladenburg Thalmann & Co. Inc., Raymond James and Associates, Inc, Lucid Capital Markets, LLC and Compass Point Research and Trading, LLC, through which the Company may offer for sale, from time to time, up to $300.0 million of common stock through an ATM offering.

o	As of November 30, 2025, Saratoga Investment has sold 8,591,915 shares for gross proceeds of $227.2 million at an average price of $26.37 for aggregate net proceeds of $225.4 million (net of transaction costs).

o	During the three months ended November 30, 2025, Saratoga Investment sold a total of 58,962 shares for gross proceeds of $1.5 million at an average price of $25.52 for aggregate net proceeds of $1.5 million (net of transaction costs). During the nine months ended November 30, 2025, Saratoga Investment sold 0.7 million shares for gross proceeds of $19.3 million at an average price of $25.83 for aggregate net proceeds of $19.3 million (net of transaction costs).

Dividend

On December 11, 2025, Saratoga Investment announced that its Board of Directors declared a base quarterly dividend of $0.75 per share in aggregate for the fourth quarter of fiscal 2026, declaring the following three monthly $0.25 per share dividends for the quarter ended February 28, 2025:

Month	Amount Per Share	Record Date	Payment Date
December 2025	$0.25	January 6, 2026	January 22, 2026
January 2026	$0.25	February 4, 2026	February 23, 2026
February 2026	$0.25	March 3, 2026	March 19, 2026

Also, in order to fulfill our final fiscal 2025 spillover income distribution requirements, Saratoga’s Board of Directors also declared a special cash distribution of $0.25 per share on November 12, 2025, paid on December 18, 2025 with the November 2025 regular dividend.

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP. Shares issued under the Company’s DRIP are issued at a 5% discount to the average market price per share at the close of trading on the ten trading days immediately preceding (and including) the payment date.

The following table highlights Saratoga Investment’s dividend history over the past four years:

Period (Fiscal Year ends Feb)	Base Dividend Per Share	Special Dividend Per Share	Total Dividend Per Share
Fiscal Q4 2026 (February 2026)	$0.25	-	$0.25
Fiscal Q4 2026 (January 2026)	$0.25	-	$0.25
Fiscal Q4 2026 (December 2025)	$0.25	-	$0.25
Fiscal Q3 2026 (November 2025)	$0.25	$0.25	$0.50
Fiscal Q3 2026 (October 2025)	$0.25	-	$0.25
Fiscal Q3 2026 (September 2025)	$0.25	-	$0.25
Fiscal Q2 2026 (August 2025)	$0.25	-	$0.25
Fiscal Q2 2026 (July 2025)	$0.25	-	$0.25
Fiscal Q2 2026 (June 2025)	$0.25	-	$0.25
Fiscal Q1 2026 (May 2025)	$0.25	-	$0.25
Fiscal Q1 2026 (April 2025)	$0.25	-	$0.25
Fiscal Q1 2026 (March 2025)	$0.25	-	$0.25
Full Year Fiscal 2026	$3.00	$0.25	$3.25
Full Year Fiscal 2025	$2.96	$0.35	$3.31
Full Year Fiscal 2024	$2.86	-	$2.86
Full Year Fiscal 2023	$2.44	-	$2.44

Share Repurchase Plan

As of November 30, 2025, the Company purchased 1,035,203 shares of common stock, at the average price of $22.05 for approximately $22.8 million pursuant to its existing Share Repurchase Plan. During the three and nine months ended November 30, 2025, the Company did not purchase any shares of common stock pursuant to its Share Repurchase Plan.

Previously, in fiscal year 2015, the Company announced the approval of an open market share repurchase plan (the “Share Repurchase Plan”) that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. Since then, the Share Repurchase Plan has been extended annually, and the Company has periodically increased the amount of shares of common stock that may be purchased under the Share Repurchase Plan, most recently to 1.7 million shares of common stock. On January 6, 2026, its Board of Directors extended the Share Repurchase Plan for another year to January 15, 2027.

Fiscal Third Quarter 2026 Conference Call/Webcast Information

When:	Thursday, January 8, 2025
10:00 a.m. Eastern Time (ET)

How:	Webcast: Interested parties may access a live webcast of the call and find the Q3 2026 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website (Saratoga events and presentations (https://ir.saratogainvestmentcorp.com/events-presentations). A replay of the webcast will also be available for a limited time at Saratoga events and presentations (https://ir.saratogainvestmentcorp.com/events-presentations).

Call:	To access the call by phone, please go to this link (Registration Link (https://register-conf.media-server.com/register/BI327a5c84da314cb18d04e57661d2149b)) and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment Corp. owns two active SBIC-licensed subsidiaries, having surrendered its first license after repaying all debentures for that fund following the end of its investment period and subsequent wind-down. Furthermore, it manages a $650 million collateralized loan obligation (“CLO”) fund that is in wind-down and co-manages a joint venture (“JV”) fund that owns a $400 million collateralized loan obligation (“JV CLO”) fund.  It also owns 52% of the Class F and 100% of the subordinated notes of the CLO, 87.5% of both the unsecured loans and membership interests of the JV and 87.5% of the Class E-R notes of the JV CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

This press release contains historical information and forward-looking statements with respect to the business and investments of the Company, including, but not limited to, the statements about future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including, but not limited to: changes in the markets in which we invest; changes in the financial, capital, and lending markets; an economic downturn or a recession and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of interest rate volatility on our business and our portfolio companies; the uncertainty associated with the imposition of tariffs and trade barriers and changes in trade policy and its impact on our portfolio companies and the global economy; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests, as well as those described from time to time in our filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made. The Company undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2025 and subsequent filings, including the “Risk Factors” sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements.

Contacts:

Saratoga Investment Corporation

535 Madison Avenue, 4th Floor

New York, NY 10022

Henri Steenkamp

Chief Financial Officer

Saratoga Investment Corp.

212-906-7800

Lena Cati

The Equity Group Inc.

212-836-9611

Val Ferraro

The Equity Group Inc.

212-836-9633

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	November 30, 2025	February 28, 2025
	(unaudited)
ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $909,610,785 and $886,071,934, respectively)	$921,123,120	$897,660,110
Affiliate investments (amortized cost of $49,166,052 and $38,203,811, respectively)	52,298,789	40,547,432
Control investments (amortized cost of $75,101,057 and $75,817,587, respectively)	42,528,435	39,870,208
Total investments at fair value (amortized cost of $1,033,877,894 and $1,000,093,332, respectively)	1,015,950,344	978,077,750
Cash and cash equivalents	52,298,401	148,218,491
Cash and cash equivalents, reserve accounts	117,259,809	56,505,433
Interest receivable (net of reserve of $284,909 and $210,319, respectively)	8,901,870	7,477,468
Management fee receivable	271,377	314,193
Other assets	2,280,150	950,522
Total assets	$1,196,961,951	$1,191,543,857

LIABILITIES
Revolving credit facilities	$70,000,000	$52,500,000
Deferred debt financing costs, revolving credit facilities	(1,859,067)	(1,254,516)
SBA debentures payable	170,000,000	170,000,000
Deferred debt financing costs, SBA debentures payable	(3,439,476)	(4,041,026)
8.75% Notes Payable 2025	-	20,000,000
Discount on 8.75% notes payable 2025	-	(9,055)
Deferred debt financing costs, 8.75% notes payable 2025	-	(374)
7.00% Notes Payable 2025	-	12,000,000
Discount on 7.00% notes payable 2025	-	(68,589)
Deferred debt financing costs, 7.00% notes payable 2025	-	(8,345)
7.75% Notes Payable 2025	-	5,000,000
Deferred debt financing costs, 7.75% notes payable 2025	-	(19,685)
4.375% Notes Payable 2026	175,000,000	175,000,000
Premium on 4.375% notes payable 2026	81,250	287,848
Deferred debt financing costs, 4.375% notes payable 2026	(230,825)	(865,593)
4.35% Notes Payable 2027	75,000,000	75,000,000
Discount on 4.35% notes payable 2027	(128,414)	(213,424)
Deferred debt financing costs, 4.35% notes payable 2027	(429,312)	(688,786)
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(148,421)	(202,144)
6.00% Notes Payable 2027	105,500,000	105,500,000
Discount on 6.00% notes payable 2027	(58,331)	(87,295)
Deferred debt financing costs, 6.00% notes payable 2027	(996,455)	(1,524,089)
8.00% Notes Payable 2027	46,000,000	46,000,000
Deferred debt financing costs, 8.00% notes payable 2027	(666,068)	(927,484)
8.125% Notes Payable 2027	60,375,000	60,375,000
Deferred debt financing costs, 8.125% notes payable 2027	(849,319)	(1,156,234)
8.50% Notes Payable 2028	57,500,000	57,500,000
Deferred debt financing costs, 8.50% notes payable 2028	(966,562)	(1,273,134)
Base management and incentive fees payable	6,882,202	6,230,944
Deferred tax liability	4,504,561	4,889,329
Accounts payable and accrued expenses	2,146,045	1,676,335
Interest and debt fees payable	4,593,369	3,909,517
Directors fees payable	5,500	-
Due to Manager	939,362	349,189
Total liabilities	783,755,039	798,878,389
Commitments and contingencies (See Note 9)

NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 16,145,398 and 15,183,078 common shares issued and outstanding, respectively	16,145	15,183
Capital in excess of par value	437,092,856	412,913,597
Total distributable deficit	(23,902,089)	(20,263,312)
Total net assets	413,206,912	392,665,468
Total liabilities and net assets	$1,196,961,951	$1,191,543,857
NET ASSET VALUE PER SHARE	$25.59	$25.86

Asset Coverage Ratio	168.4%	162.9%

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the three months ended
	November 30, 2025	November 30, 2024
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$23,373,796	$28,301,622
Affiliate investments	687,188	458,765
Control investments	1,927,250	1,220,769
Payment in kind interest income:
Non-control/Non-affiliate investments	110,210	355,161
Affiliate investments	604,628	424,357
Control investments	18,907	-
Total interest from investments	26,721,979	30,760,674
Interest from cash and cash equivalents	1,942,036	1,627,718
Management fee income	628,774	775,398
Dividend income:
Non-control/Non-affiliate investments	-	172,557
Control investments	1,065,007	948,102
Total dividend from investments	1,065,007	1,120,659
Structuring and advisory fee income	662,461	740,705
Other income	625,282	853,481
Total investment income	31,645,539	35,878,635

OPERATING EXPENSES
Interest and debt financing expenses	11,911,568	13,044,000
Base management fees	4,434,590	4,412,000
Incentive management fees expense (benefit)	2,447,611	3,109,834
Professional fees	867,774	670,376
Administrator expenses	1,350,000	1,250,000
Insurance	73,502	76,743
Directors fees and expenses	90,000	83,500
General and administrative	888,786	759,902
Income tax expense (benefit)	(204,678)	36,625
Total operating expenses	21,859,153	23,442,980
NET INVESTMENT INCOME	9,786,386	12,435,655

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	3,070,547	4,806,390
Control investments	-	638,355
Net realized gain (loss) from investments	3,070,547	5,444,745
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(926,785)	(7,026,951)
Affiliate investments	695,483	179,825
Control investments	(352,356)	(2,071,457)
Net change in unrealized appreciation (depreciation) on investments	(583,658)	(8,918,583)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(150,134)	(126,875)
Net realized and unrealized gain (loss) on investments	2,336,755	(3,600,713)
Realized losses on extinguishment of debt	(123,157)	-
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$11,999,984	$8,834,942

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.74	$0.64
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	16,108,862	13,789,951

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the nine months ended
	November 30, 2025	November 30, 2024
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$72,535,907	$95,247,113
Affiliate investments	1,967,399	1,446,620
Control investments	4,309,467	4,465,137
Payment in kind interest income:
Non-control/Non-affiliate investments	399,523	2,073,035
Affiliate investments	1,794,257	915,807
Control investments	96,787	284,590
Total interest from investments	81,103,340	104,432,302
Interest from cash and cash equivalents	6,329,644	3,923,380
Management fee income	1,997,581	2,372,177
Dividend income:
Non-control/Non-affiliate investments	689,872	584,827
Control investments	2,404,864	3,160,742
Total dividend from investments	3,094,736	3,745,569
Structuring and advisory fee income	1,148,436	1,186,548
Other income	916,175	1,900,184
Total investment income	94,589,912	117,560,160

OPERATING EXPENSES
Interest and debt financing expenses	36,735,463	39,135,022
Base management fees	13,142,246	14,161,025
Incentive management fees expense (benefit)	7,255,297	11,244,838
Professional fees	2,216,873	1,795,572
Administrator expenses	3,883,333	3,458,333
Insurance	222,122	231,936
Directors fees and expenses	340,000	276,500
General and administrative	1,946,966	2,190,613
Income tax expense (benefit)	(161,539)	98,263
Total operating expenses	65,580,761	72,592,102
NET INVESTMENT INCOME	29,009,151	44,968,058

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	5,386,222	5,365,091
Control investments	638,355	(54,564,070)
Net realized gain (loss) from investments	6,024,577	(49,198,979)
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(75,841)	39,654,726
Affiliate investments	789,116	1,134,493
Control investments	3,374,757	(7,048,216)
Net change in unrealized appreciation (depreciation) on investments	4,088,032	33,741,003
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	218,779	(747,063)
Net realized and unrealized gain (loss) on investments	10,331,388	(16,205,039)
Realized losses on extinguishment of debt	(123,157)	-
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$39,217,382	$28,763,019

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$2.49	$2.09
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	15,741,337	13,733,008

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per Share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share, respectively. These non-GAAP measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.  Pursuant to the requirements of Item 10(e) of Regulation S-K, the following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the three and nine months ended November 30, 2025 and 2024.

	For the Three Months Ended
	November 30, 2025	November 30, 2024

Net Investment Income	$9,786,386	$12,435,655
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Adjusted net investment income	$9,786,386	$12,435,655

Net investment income yield	9.5%	13.3%
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Adjusted net investment income yield (1)	9.5%	13.3%

Net investment income per share	$0.61	$0.90
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Adjusted net investment income per share (2)	$0.61	$0.90

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.

	For the Nine Months Ended
	November 30, 2025	November 30, 2024

Net Investment Income	$29,009,151	$44,968,058
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Adjusted net investment income	$29,009,151	$44,968,058

Net investment income yield	9.6%	16.2%
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Adjusted net investment income yield (3)	9.6%	16.2%

Net investment income per share	$1.84	$3.27
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Adjusted net investment income per share (4)	$1.84	$3.27

(3)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(4)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.